EXHIBIT 10.7

DICKIE WALKER MARINE, INC.

NOTICE OF GRANT OF

NON-QUALIFIED STOCK OPTION

To:

At the direction of the Board of Directors of Dickie Walker Marine, Inc. (the “Company”), you are hereby notified that the Board of Directors has granted to you a non-qualified stock option (the “Option”), pursuant to, and in accordance with the terms of, the Company’s Equity Incentive Plan (the “Plan”). A copy of the Plan governing the Option granted to you is available upon request to the Chairman of the Board of the Company. Your attention is directed to all of the provisions of the Plan. The terms of the Option include those of the Plan and the following:

1.    Grant of Option. On                         , the Company’s Board of Directors authorized the grant to you of the right and option to purchase from the Company all or any part of an aggregate of              shares of the Company’s common stock.

2.    Price of Shares. The purchase price of the shares subject to this Option is $            .

3.    Manner of Payment. Payment of the purchase price shall be made in cash, by check, or by delivery of outstanding shares of common stock, or by other methods provided for in the Plan.

4.    Term of Option. The Option and all rights granted hereby and pursuant to the Plan shall terminate on the earlier of                  (ten years from the effective date of the grant), or as provided by the Plan.

5.    Exercise of Option. The Option may be exercised in accordance with the attached Exhibit A.

At the time or times when you wish to exercise this Option, in whole or in part, please refer to the provisions of the Plan dealing with methods and formalities of exercise of your Option, using the Form of Exercise provided by the Company.

DICKIE WALKER MARINE, INC.

Date:	By:
Gerald W. Montiel, CEO

EXHIBIT A

TO

NOTICE OF GRANT

Your Option will vest over a          year period as follows:

        % of the Option, or              shares, will vest on                         , one year from the effective date of grant and the remaining         % will vest equal increments of              shares on the          day of each month, beginning on                         , until the Option is fully vested, subject to your continued employment or engagement by the Company on such dates, and unless your Option has terminated in accordance with Paragraph 4 of the Notice of Grant or the Plan.

DICKIE WALKER MARINE, INC.

FORM OF EXERCISE OF STOCK OPTION

To the Compensation Committee of

the Board of Directors of

Dickie Walker Marine, Inc.

I hereby exercise my Stock Option granted effective as of                     , by Dickie Walker Marine, Inc. (the “Company”), subject to all the terms and provisions of the Company’s Equity Incentive Plan (the “Plan”) and the Notice of Grant of Stock Option, and notify you of my desire to purchase                  shares of the Company’s common stock, pursuant to said Stock Option.

Enclosed is the sum of $                 in cash or the Company’s common stock.

I acknowledge that unless the shares issuable under the Plan have been registered under federal and state securities laws prior to the exercise of my Option, the shares being purchased are restricted shares and may not be sold, transferred, or assigned unless an exemption from registration is available. I acknowledge and agree that the certificate evidencing such shares will contain a legend to indicate the lack of registration and the restrictions upon transfer. Further, as to any restricted shares, I hereby represent that the shares are being acquired by me as an investment and not with a view to resale or distribution.

Date: